Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No(s). 333-220993, 333-223448, 333-231507, 333-235480, 333-246083, 333-255159, 333-264203, and 333-268539 on Form S-8, and in Registration Statement No(s). 333-228562, 333-236207, 333-237737, 333-252562, 333-260267, 333-262160, and 333-268863 on Form S-3 of our independent auditor's report dated March 27, 2023, relating to the consolidated financial statements of Venus Concept Inc. and its subsidiaries (the “Company”) for the years ended December 31, 2022 and 2021 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Report on Form 10-K dated March 27, 2023.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 27, 2023

Toronto, Canada